There are no Exhibits


                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                     Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934

         Date of Report(Date of earliest event reported): July 6, 1998


                        MLH INCOME REALTY PARTNERSHIP VI

      (Exact name of registrant as specified in its governing instrument)


           New York                    0-15532                    13-3272339
     (State of Organization)     Commission File Number       (I.R.S. Employer
                                                             Identification No.)


                      World Financial Center, South Tower
               225 Liberty Street, New York, New York 10080-6112
               (Address of principal executive office) (Zip Code)

       Registrant's telephone number, including area code: (800) 288-3694

                              Item 5. Other Events

     On July 6, 1998, a Petition for Writ of Mandate (the "Petition") was filed by Eugene R. Atherton, M.D. ("Petitioner") in the Superior Court of the State of California, Orange County, against the City of Laguna Beach Council Members (the "City Council") and others (Atherton v. City of Laguna Beach, et al., Action No. 796478), challenging the City's compliance with the California Environmental Quality Act ("CEQA") in connection with its review and consideration of the master plan (the "Plan") for the development of the land formerly known as Treasure Island, a former mobile home community located in Laguna Beach, California (the "Property"). The Petition seeks a Writ of Mandate vacating the City Council's resolution approving the Plan. Treasure Island Associates ("TIA"), a joint venture partnership between MLH Income Realty Partnership VI (the "Registrant") and an unaffiliated entity, and Merrill Lynch, Hubbard, Inc., an affiliated entity, and The Athens Group, an affiliate of Vestar-Athens Resorts, L.L.C., a Phoenix, Arizona based real estate developer ("Athens"), are named as "real parties of interest" in the Petition. TIA and Athens executed a contract on June 2, 1998 for the sale of the Property to Athens.

     Consummation of the sale is subject to several conditions, including approval of the Plan by the City Council and the California Coastal Commission (the "Coastal Commission"), and the expiration of all administrative appeal periods and statutes of limitation relating to such approvals without the filing of an appeal or a lawsuit, and there can be no assurance that a sale will be consummated. The Plan was approved by the Laguna Beach Planning Commission (the "Planning Commission") on April 15, 1998 and by the City Council on June 2, 1998. Since the Property is oceanfront property, the Plan must also be approved by the Coastal Commission before the City of Laguna Beach can issue further permits and approvals to implement the Plan. The filing of the Petition does not suspend the processing of the Plan by the Coastal Commission or the processing by the City of further permits or approvals to implement the Plan. Counsel for the Registrant believes that the administrative record contains substantial evidence to support the City Council's decision and will urge the Court to deny the Petitioner's request for a writ of mandate. In the event that the Court grants the Petitioner's request and vacates in full or in part the City Council's resolution approving the Plan, further proceedings by the Planning Commission and the City Council regarding the Plan would be required. The outcome of any such proceedings cannot be predicted at this time. In the event that there is no final resolution of the Petition by December 31, 1998, TIA is no longer obligated to sell the Property to Athens and Athens is no longer obligated to buy the Property from TIA. In such case, TIA may then determine to sell the Property to another buyer.

     The Registrant wishes to ensure that statements made regarding expected future developments regarding the Property are accompanied by meaningful cautionary statements pursuant to the safe harbor established in the Private
Securities Litigation Reform Act of 1995. These forward looking statements are based upon current available data and reflect the Registrant's expectations that the Plan will be accepted by the Coastal Commission and that the Property will be sold to Athens. Actual receipt of such approvals and closing of the sale are subject to future events and uncertainties which could materially affect the ability of the Registrant to receive these approvals and consummate the sale. Among the factors which could materially affect the Registrant's prospects for receiving the approvals and closing of the sale are: (i) uncertainties regarding the granting of approval by the Coastal Commission and further approvals by the City Council and the Planning Commission required to implement the Plan, (ii) possible delays in the administrative process required to obtain the approvals which are outside the control of the Registrant, (iii) objections by third parties to the Plan, including uncertainties regarding the outcome of the Petition, and possible other litigation, which could significantly delay or ultimately prevent the receipt of the approvals, and (iv) failure of Athens to close for any reason. There can be no assurance that the approvals will be obtained or that the sale will be consummated. If the sale to Athens is not consummated and the Registrant determines to sell the Property to another buyer, there can be no assurance that such sale will be consummated.

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Partnership has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                          MLH INCOME REALTY PARTNERSHIP VI

                                     By:  MLH Property Managers Inc.
                                          Managing General Partner




                                     By:  /s/ Jack A. Cuneo
                                          Jack A. Cuneo
                                          Chairman, Chief Executive Officer,
                                          President and Chief Operating Officer



Dated:  July 21, 1998